OMNICOM GROUP INC.
DIRECTOR COMPENSATION AND DEFERRED STOCK PROGRAM
(AS AMENDED, EFFECTIVE JANUARY 1, 2020)

1.Purpose. The purpose of the Omnicom Group Inc. Director Compensation and Deferred Stock Program (the “Program”) is to promote the success and enhance the value of Omnicom Group Inc. (the “Company”) by linking the personal interests of the members of the Board of Directors of the Company to those of Company stockholders and by providing such members with an incentive for outstanding performance to generate superior returns to Company stockholders.
2.Incentive Plan. The Program is adopted under the Omnicom Group Inc. 2013 Incentive Award Plan, as amended, or any successor plan (the “Incentive Plan”). Capitalized terms used herein but not defined herein will have the meanings ascribed to them in the Incentive Plan.
3.Administration. The Program will be administered by the Committee subject to, and in accordance with, the terms of the Incentive Plan, including but not limited to Articles 3, 4, 8, 10, 11, 12, 13, 14 and 15 of the Incentive Plan. The Committee will have full power and authority, subject to the provisions of the Program and the Incentive Plan, to supervise administration and to interpret the provisions of the Program and to authorize and supervise any crediting of Deferred Stock or issuance or payment of Stock hereunder. Any determination or action of the Committee in connection with the interpretation or administration of the Program will be final, conclusive and binding on all parties. No member of the Committee will be liable for any determination made, or any decision or action taken, with respect to the Program.
4.Eligibility. Each Director who is not an Employee or a former Employee will be eligible to receive Deferred Stock in accordance with the Program, provided that shares of Stock remain available for issuance hereunder in accordance with Article 3 of the Incentive Plan. Each such eligible Director who elects to participate in the Program will be referred to herein as a “Participant”.
5.Director Compensation Generally. The amount of compensation paid to each Participant for services as a Director (the “Director Compensation”) will be determined from time to time in accordance with the Company’s By-laws and applicable law.
(a) Each Participant will receive on a quarterly basis a number of shares of Stock equal in value to $43,750 (or such other amount as determined by the Board from time to time) divided by the Fair Market Value of one common share on the day immediately preceding the date of the award for services to be performed in the following quarter. Subject to Section 6 below, quarterly payments will be paid on the first business day following the annual meeting of the Company’s stockholders and on the 3, 6, and 9-month anniversaries, respectively, of such date.
(b) Each Participant may elect to receive all or a portion of his or her remaining Director Compensation in cash or in Stock.

6.Deferral Elections.
(a) With respect to the Director Compensation that is payable in shares of Stock under Section 5(a) of the Program and the remaining portion of Director Compensation that a Participant elects to receive in Stock under Section 5(b) of the Program, each Participant may further make an irrevocable deferral election (a “Deferral Election”) to defer payment of all or a portion of such Stock in accordance with the terms of the Program.
(b) In order to make a Deferral Election pursuant to Section 6(a) of the Program, the Participant must deliver to the Company a written notice in a form prescribed by the Company (the “Deferral Election Form”) setting forth (1) the percentage of the Participant’s total Director Compensation otherwise payable in cash that the Participant elects to be paid in Stock, (2) the percentage of the Participant’s Director Compensation payable in Stock that the Participant elects to be deferred and paid in Deferred Stock, and (3) the Deferred Payment Date (as defined below) elected by the Participant.
(c) The Deferral Election Form must be delivered no later than the last business day prior to the commencement of the calendar year for which the Director Compensation would be payable (the “Service Year”) and will be effective with respect to Director Compensation earned for such Service Year; provided that an eligible Director who is initially elected to the Board may deliver the Deferral Election Form within 30 days of the date on which such Director becomes a Director, and such Deferral Election Form will be irrevocable as of the close of business on the date it is delivered and will be effective with respect to Director Compensation earned after the date it is delivered for the remainder of the Service Year in which such Director becomes a Director. In the event that a Participant becomes an Employee and continues to receive Director Compensation, (1) the Participant’s Deferral Election for the Service Year in which such Participant becomes an Employee will be effective through the end of such Service Year, and (2) the Participant will not be eligible to participate in the Program at any time after such Service Year.
(d) For purposes of the Program, the “Deferred Payment Date”, as elected by the Participant, will be any of (1) the date of termination of the Participant’s services as a Director, subject to Section 6(e) of the Program, (2) a specified annual anniversary of such date of termination, subject to Section 6(e) of the Program, or (3) a specified date that is after December 31 of the Service Year. The Deferral Election Form will be irrevocable with respect to such Director Compensation for the Service Year to which the Deferral Election relates and may not be modified in any respect after it is received by the Company, except to the extent that the Company in its sole discretion allows such revocation or modification on or prior to December 31 of the year immediately preceding such Service Year. Notwithstanding the foregoing, a Participant may revoke or modify a Deferral Election, subject to proof of an “unforeseeable emergency” (within the meaning of Treasury Regulation 1.409A-3(i)(3)), as determined by the Committee, and any other limitations and restrictions as the Committee may prescribe in its sole discretion, by filing a revised Deferral Election Form, which must be approved by the Committee. If a Participant is allowed to discontinue a deferral election during a calendar year, he or she will not be permitted to elect a new deferral until the next calendar year.

(e) A Participant will not be deemed to have terminated service as a Director or ceased to be a Director for purposes of the determination of the Deferred Payment Date, and no payment of Deferred Stock that becomes payable as a result of such termination or cessation will be paid, unless such termination or cessation constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).
7.Deferred Stock Accounts.
(a) If a Participant elects to receive Deferred Stock under Section 6 of the Program, such Deferred Stock will be credited to a book-keeping account in the Participant’s name as of the day the Director Compensation to which the Deferred Stock relates would have been paid. The number of shares of Deferred Stock credited to a Participant’s account will equal, as applicable, the number of shares of Stock that would have been paid to the Participant or the cash amount that would have been paid to the Participant divided by the Fair Market Value of one share of Stock on the date such cash amount would have been paid. Such shares of Deferred Stock will count against the maximum number of shares of Stock authorized and reserved for issuance under Article 3 of the Incentive Plan.
(b) A Participant’s account will be credited as of the last day of each calendar quarter with that number of additional shares of Deferred Stock equal to the amount of cash dividends paid by the Company during such quarter on the number of shares of Stock equivalent to the number of shares of Deferred Stock in the Participant’s account from time to time during such quarter divided by the Fair Market Value of one share of Stock on the last business day of such calendar quarter. Such dividend equivalents, which will likewise be credited with dividend equivalents, will be deferred until the Deferred Payment Date for the Deferred Stock with respect to which the dividend equivalents were credited.
(c) Subject to Section 8(b) of the Program, Deferred Stock will be subject to a deferral period beginning on the date of crediting to the Participant’s account and ending upon the Deferred Payment Date as the Participant has elected in accordance with Section 6 of the Program. In accordance with Section 8.5 of the Incentive Plan and unless otherwise provided by the Committee, during such deferral period the Participant will have no rights as a Company stockholder with respect to his or her Deferred Stock.
8.Delivery of Shares.
(a) Subject to Section 8(b) of the Program, the number of shares in a Participant’s account as of the Deferred Payment Date elected by such Participant will be delivered on or as soon as practicable, but in no event more than 60 days after, the Deferred Payment Date. The Company will make delivery of certificates representing the shares of Stock which a Participant is entitled to receive in accordance with the terms of the Program and the Incentive Plan.
(b) Notwithstanding anything to the contrary in this Program, if at the time of a Director’s Separation from Service, such Director is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as reasonably determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any distributions otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of any such distributions hereunder (without any reduction in the amounts ultimately distributed or provided to the Director) until the date that is at least six months following the Director’s Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will distribute to the Director a lump-sum amount equal to the cumulative amounts that would have otherwise been previously distributed to the Director under this Program during the period in which such distributions were deferred. Thereafter, distributions will resume in accordance with this Program.
9.Effective Date and Term. The Program will be effective January 1, 2009 (the “Effective Date”) and will remain in effect until its termination by action of the Board subject to Section 10(a).
10.Amendment or Termination.
(a) The Company may at any time amend the Program, provided that to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company will obtain stockholder approval of any Program amendment in such a manner and to such a degree as required. The Company may terminate the Program at any time and, in connection with any such termination, may deliver to each Participant the shares of Stock credited to his account, subject to and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provision thereto). An amendment or termination of the Program will not adversely affect the right of a Participant to receive Stock issuable or cash payable at the effective date of the amendment or termination.
(b) The Program is intended to meet the requirements of Section 409A of the Code and will be interpreted and construed in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Program or the Incentive Plan to the contrary, in the event that following the Effective Date the Committee determines that any provision of the Program could otherwise cause any person to be subject to the penalty taxes imposed under Section 409A of the Code, the Committee may adopt such amendments to the Program or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.
11.Miscellaneous.
(a) The rights, benefits or interests a Participant may have under this Program are not assignable or transferable and will not be subject in any manner to alienation, sale or any encumbrances, liens, levies, attachments, pledges or charges of the Participant or his or her creditors.

(b) To the extent that the application of any formula described in this Program does not result in a whole number of shares of Stock, the result will be rounded upwards to the next whole number.
(c) The adoption and maintenance of this Program will not be deemed to be a contract between the Company and a Participant to retain his or her position as a Director.

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I hereby certify that the foregoing Omnicom Group Inc. Director Compensation and Deferred Stock Program was duly adopted by the Board as of December 4, 2008 and amended as of October 18, 2012, January 1, 2017 and January 1, 2020.

Executed on this 1st day of January, 2020.

             __/s/ Michael J. O’Brien________________
             Michael J. O’Brien
Senior Vice President, General Counsel and
Secretary
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